Exhibit 10.13
February 2, 2006
James P. Berresse
President & Chief Executive Officer
Columbian Chemicals Company
1800 West Oak Commons Court
Marietta, Georgia
Dear Jim:
This letter amends and modifies that certain February 11, 2005 Employment Agreement signed by Phelps Dodge Corporation and you with an Initial Term commencing February 11, 2005 (“Agreement”) and which Initial Term ends on February 10, 2006. Unless defined otherwise for purposes of this letter, capitalized terms set forth herein will have the same meaning as set forth in the Agreement.
Although a definitive agreement has been entered into by Phelps Dodge to sell Columbian Chemicals Company, it has been determined by Phelps Dodge that it is appropriate to extend the term of the Agreement until June 30, 2006 (the “Renewal Term”). Section 2.(b) of the Agreement contemplates that such a Renewal Term may be agreed to by the parties to this Agreement. In addition, pursuant to Section 18.(e) the Agreement may be modified in a writing signed by you and an authorized officer of Phelps Dodge. This letter is intended to amend and modify the Agreement as set forth below and will be effective on the date agreed to by Phelps Dodge as indicated below.
1.	In accordance with Section 2.(b) of the Agreement, the term of the Agreement is extended until June 30, 2006 (the “Renewal Term”).

2.	The following sentence is added to the end of the last paragraph of Section 4 of the Agreement: “Notwithstanding any other provision of this Section 4 to the contrary, if you are eligible for a payment under Section 4 under circumstances that involve the termination of your employment for Good Reason and under such conditions that you should be deemed to be a “key employee” as defined in Section 416(i) of the Internal Revenue Code (and the regulations promulgated thereunder), then the payment of the Retention Bonus under Section 4 will be paid on the six month anniversary date of your separation of employment or otherwise in accordance with the provisions of Section 409A of the Internal Revenue Code, as may be amended from time to time.”

All of the other terms of the Agreement not specifically modified or amended by this letter will remain in effect as set forth in the Agreement.
If you are in agreement with the terms and conditions set forth in this letter, please indicate you acceptance by signing and dating this letter below and returning this original to me. Once this document has been returned with your signature, this amendment will be effective on the date of Phelps Dodge’s agreement as indicated below.

Sincerely,

Phelps Dodge Corporation

/s/ Nancy Mailhot Nancy Mailhot
Vice President-Human Resources

Agreed:

/s/ James Berresse James P. Berresse

2/3/06
Date

Agreed:

/s/ Nancy F. Mailhot Phelps Dodge Corporation

2/6/06
Date